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                NESCO Industries Reports First Profitable Quarter
        as Business Focus Changes to Emphasize 'Safe Workplace' Services

LONG ISLAND CITY, NY, April 12, 2002 -- NESCO Industries, Inc. (OTC BB: NESK), an innovator in indoor air quality management services and a provider of hazardous material remediation services, today reported its first profitable quarter, which it said reflects positively on its more profitable mix of business that emphasizes its "safe workplace" services.
       NESCO reported a net profit of $19,301 in the third quarter ended January 31, 2002, as compared with a net loss of $41,066 for the same period in 2001. For the nine months ended January 31, NESCO reported a net loss of $206,252, 19% better than a net loss of $255,405 for the same period a year ago. In addition, the company reported a significant increase in operating income. In the third quarter, NESCO reported operating income of $211,098, as compared with an operating loss of $40,502 for the same period in 2001, and for the nine months ended January 31, operating income was $145,243 as compared with an operating loss of $130,126 for the same period a year ago.
       "NESCO has reallocated resources to focus on providing a wide range of safe workplace and indoor air quality solutions as a natural complement to our environmental and mold and mildew remediation and mechanical hygiene business," said CFO Lawrence S. Polan. "During the third quarter alone," he said, "revenues generated by our indoor air quality services business grew to $831,972, an increase of 55% over the same period last year, and for the nine months ended January 31, revenues from the indoor air quality services business were $1,969,695, an increase of 48% over the same period in 2001."
       The company said it is moving quickly to position itself as a leader in the indoor air quality management services market as public awareness of the serious health problems related to an unsafe indoor air work environment continues to grow. It said it is working to capitalize on technological developments in the indoor air quality field, such as photonic detection and sensor interrogation technology, in order to provide cleaner, safer workplaces for its customers and their employees.
       In addition, NESCO said it is actively seeking joint venture relationships with laboratories, research organizations and other developers of proprietary clean workplace technologies, and is actively pursuing opportunities to commercialize military technologies and solutions that would lead to significant advances in detection and preventive systems.
       NESCO also said it has launched a search for a new chief executive to fill the vacancy created by the resignation of interim CEO Richard M. Cohen in March, pursuant to the expiration of his fixed-term employment agreement. Until a replacement is found, COO Michael J. Caputo and CFO Polan will be responsible for the company's day-to-day operations.
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About NESCO: Founded in 1993 and based in Long Island City, NY, NESCO
Industries, Inc. (OTC BB: NESK), is an innovator in air quality management services and a provider of hazardous material remediation services. NESCO is devoting its resources to the development of an integrated approach to indoor air quality management, one of the fastest-growing segments of the environmental services industry, with its focus and objective being solutions to problems caused by the infiltration of toxic air into a non-secure work environment. NESCO was named by the Engineering News-Record as one of the "Top 200 Environmental Firms for 2001."

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.